Exhibit 99.1

For Immediate Release
December 3, 2007

Two Directors Appointed to the Federal Home Loan Bank of San Francisco Board of Directors

San Francisco- The Federal Housing Finance Board has reappointed Scott C. Syphax and appointed Kevin Girard Murray to the Federal Home Loan Bank of San Francisco Board of Directors.

Mr. Syphax has been designated as a community interest director. He and Mr. Murray will each serve a three-year term beginning January 1, 2008, and ending December 31, 2010.

Mr. Syphax is President and Chief Executive Officer of Nehemiah Corporation of America in Sacramento. He has been a member of the Bank's Board of Directors since January 1, 2002. Mr. Murray is a Senior Vice President at the William Morris Agency in Beverly Hills.

About the Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgages to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank's members-its shareholders and customers-are commercial banks, credit unions, savings institutions, thrift and loans, and insurance companies headquartered in Arizona, California, and Nevada. The Federal Home Loan Bank of San Francisco is one of 12 regional banks in the FHLBank System, which is celebrating 75 years of service to members and communities this year.

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Contact:
Cynthia Lopez, (415) 616-2757
lopezc@fhlbsf.com